EXHIBIT 2.5

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 2 to Agreement and Plan of Merger (this "Amendment') dated as of November 12, 2002, is made by and among IMPROVENET, INC., a Delaware corporation ("IMPV"), ETECHLOGIX, INC., an Arizona corporation ("ETECH"), ETECH ACQUISITION, INC., an Arizona corporation and a wholly owned subsidiary of IMPV ("Merger Sub").

                              PRELIMINARY STATEMENT

     A. This Amendment is made with reference to the Agreement and Plan of Merger, dated as of July 30, 2002, as amended on October 1, 2002 (the "Merger Agreement"), between IMPV, ETECH and Merger Sub (collectively, the "Parties"). Capitalized terms used herein shall have the same meanings ascribed to them in the Merger Agreement.

     B. The Parties have agreed to change the terms of the Merger Agreement so that the occurrence of the Effective Time prior to the expiration of the twenty
(20) business day period during which IMPV will offer to repurchase the outstanding Buyback Interests of IMPV in connection with the Share Buyback is a condition to the obligations of IMPV to purchase and pay for Buyback Interests in the Share Buyback. The parties have further agreed that the current directors of IMPV will remain on the Board of Directors of IMPV until the Buyback Price has been paid to all holders of Buyback Interests who properly tender their Buyback Interests in the Share Buyback so that the directors may personally direct the fulfillment by IMPV of its obligations with respect to the Share Buyback. In accordance with Section 9.1 of the Merger Agreement, the Parties have agreed to amend and modify the Merger Agreement as set forth below.

                                    AMENDMENT

     In consideration of the premises, and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each Party, the Parties agree as follows:

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     1.   Sections 1.2(b), 1.2(c), 1.2(d) and 1.2(e) of the Merger Agreement are
hereby amended and restated to read in their entirety as follows:

          "(b) CLOSING DELIVERIES. At Closing, (i) IMPV and ETECH shall each deliver any undelivered items of the items set forth in Section 8, (ii) ETECH shall deliver the $250,000 balance of the New Capital (as defined below) and those funds and the $250,000 previously deposited by ETECH pursuant to Section 2.3(a) shall be paid to American Stock Transfer & Trust Company (the "DEPOSITARY"), (iii) IMPV shall irrevocably pay cash in an amount which, when added to the $500,000 referred to above, will equal the aggregate Buyback Price which would be payable in the Share Buyback if all Buyback Interests, other than those held by the New IMPV Shareholders (as defined below), were tendered, and (iv) IMPV and ETECH shall have delivered mutually acceptable instructions to the Depositary meeting the requirements of this Section 1.2(b). The funds paid to the Depositary pursuant to items (ii) and (iii) shall be referred to herein as the "ESCROWED FUNDS." ETECH and IMPV shall give irrevocable instructions to the Depositary to hold the Escrowed Funds in escrow for the exclusive benefit of tendering holders of Buyback Interests and for the exclusive purpose of paying the Buyback Price to such holders. Arrangements satisfactory to IMPV and ETECH shall be made with the Depositary so that the Depositary is irrevocably bound to hold the Escrowed Funds in escrow for the exclusive benefit of tendering holders of Buyback Interests, to pay the Buyback Price to such holders from the Escrowed Funds and to return to IMPV as soon as possible and in any event within two (2) business days any portion or portions of the Escrowed Funds which will not be required to fund the payment of the Buyback Price to tendering holders of Buyback Interests whenever the Depositary is able to determine that such portion or portions of the Escrowed Funds will not be so required. The arrangements shall provide, for the benefit of tendering holders of Buyback Interests, that the Depositary may not return any of the Escrowed Funds to IMPV other than as required above unless the Depositary is instructed to do so by a writing signed by both IMPV and Ronald B. Cooper. IMPV shall become the owner of the funds transferred pursuant to item (ii) above when the Articles of Merger are filed with the Arizona Corporation Commission, but not before. If the Articles of Merger are not filed with the Arizona Corporation Commission within 30 days from the date of the Closing, ETECH and IMPV shall provide written instructions to the Depositary, signed by them and by Ronald
          B. Cooper,  directing the  Depositary to return the Escrowed

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          Funds by wire to the bank  accounts  from  which  they  were transferred to the Depositary.

          (c) EFFECTIVE TIME. Upon (i) confirmation of receipt by IMPV of the $250,000 balance of the New Capital, and (ii) IMPV's receipt of evidence reasonably satisfactory to it that the Escrowed Funds have been received by the Depositary and escrow arrangements with the Depositary have been made as required by Section 1.2(b), IMPV shall cause the Articles of Merger to be filed with the Arizona Corporation Commission.

          (d) SHARE BUYBACK. Once the Articles of Merger have been filed, IMPV shall be irrevocably obligated to complete the Share Buyback and to pay the BuyBack Price to all holders of Buyback Interests who tender their Buyback Interests pursuant to the terms of the Share Buyback as such terms are in effect immediately prior to the filing of the Articles of Merger. The persons who hold Buyback Interests immediately prior to the filing of the Articles of Merger are third party beneficiaries of this Agreement with respect to the obligations of IMPV under the preceding sentence and may exercise any and all remedies available under applicable law to enforce such obligations.

          (e) RECONSTITUTION OF THE BOARD OF DIRECTORS. Upon written confirmation to IMPV and ETECH that (i) the Depositary has paid the Buyback Price to all holders of Buyback Interests who have been determined to have properly tendered Buyback Interests in the Share Buyback and (ii) with respect to any holders of Buyback Interests with respect to which there is a dispute concerning whether a proper tender has been made or with respect to which the only condition to payment of the Buyback Price is the delivery of a share certificate pursuant to a properly executed and tendered Notice of Guaranteed Delivery, the Depositary is holding a sufficient amount of the Escrowed Funds which is irrevocably dedicated to be applied to payment to such holders to the extent that it may ultimately be determined that payment should be made to them (the receipt of which confirmation shall be referred to herein as the "BUYBACK CLOSING"), the letters of resignation described in Section 2.1 shall become effective and the Board of Directors shall be reconstituted as described in Section 2.1.

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     2.   Section 2.2(d) of the Merger Agreement is hereby amended and restated
to read in its entirety as follows:

          (d) Notwithstanding anything to the contrary contained herein, the Buyback Closing is expressly conditioned upon the Closing of this Agreement having occurred prior to the expiration of the tender offer related to the Share Buyback, and the Closing of this Agreement is expressly conditioned upon the commencement of such tender offer.

     3. The second sentence of Section 2.3(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "Funding of the final $250,000 of the New Capital is expressly conditioned upon the Closing of the Agreement."

     4. Section 7.1(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(d) The tender offer related to the Share Buyback shall have commenced;"

     5. Section 7.1(o) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(o) IMPV shall have immediately available for payment to the Depositary the full amount of the Escrowed Funds, less the $250,000 balance of the New Capital."

     In witness whereof, this Amendment No. 2 to the Merger Agreement is executed by IMPV, ETECH and Merger Sub as of the date first set forth above.


                                        IMPV:

                                        IMPROVENET, INC.


                                        By: ____________________________________
                                            Ronald B. Cooper
                                            Chairman

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                                        MERGER SUB:

                                        ETECH ACQUISITION, INC.


                                        By: ____________________________________
                                            Ronald B. Cooper, President


                                        ETECH:

                                        ETECHLOGIX, INC.


                                        By: ____________________________________
                                            Jeffrey I. Rassas, CEO


                                        By: ____________________________________
                                            Homey J. Farsi, President

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